SOURCE CODE LICENSE AGREEMENT

This Source Code License Agreement (“Agreement”) is made and entered into this 20th day of July, 2005 (“Effective Date”), by and between Timeline, Inc., a Washington corporation (“Licensor”), and Global Software, Inc., a North Carolina corporation (“Licensee”).

Recital

Licensor and Licensee are parties to a certain Asset Purchase Agreement dated as of equal date hereto (the “Asset Purchase Agreement”), under which Licensor agrees, among other things, to enter into this Source Code License Agreement.

Agreement

The parties hereby agree as follows:

1. Definitions

1.1	“Affiliate” shall mean, with respect to a party any entity that directly or indirectly controls, is controlled by or is under common control with that party.

1.2	“Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation (including translation into other computer languages), port, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.3	“Intellectual Property Rights” shall mean all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contractual rights of non-disclosure, and all other proprietary rights.

1.4	“Private Label Products” shall mean those privately labeled versions of the Software and any Licensee Derivatives thereof which may consist of the integration of the Software (or any Licensee Derivative) with other programs, modules or components or other systems or processes to enhance its functioning and/or create a different process or program.

1.5	The “Software” shall mean the software and associated documentation, as described in Exhibit A in source code and object code form and any updates or upgrades to the “Software” publicly released by Licensor for a period of eighteen (18) months following the Effective Date.

1.6	“Territory” shall mean United Kingdom, Europe, Africa and the Middle East.

2. License and Ownership Rights

2.1	License Grant. During the term and subject to compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, sublicensable (except as specifically provided otherwise in Section 2.2), non-transferable (except as provided in Section 8.4), non-assignable (except as provided in Section 8.4) limited license (i) to use, copy, and modify the Software and to: (a) create Derivatives based on the Software (a “Licensee Derivative”), (b) to maintain or enhance the Software, and/or (c) to develop Private Label Products; (ii) to market, distribute and sell or license to end-users, directly or through multiple tiers, the Software, Derivatives and Private Label Products; and (iii) to sublicense its rights under subsections (i)(b) and (i)(c) hereunder, all as subject to the restrictions in Section 2.2.

2.2	License Restrictions and Licensee Covenants. Licensee shall not distribute the Software or any Derivatives thereof to those customers listed on Schedule 1.2 (a)(iii) to the Asset Purchase Agreement. Licensee shall not distribute or license the source code licensed to it hereunder anywhere other than the Territory. Licensee will not alter or remove any copyright, patent or patent pending notice which is placed on, embedded in or otherwise affixed to the Software. Licensee shall ensure that the Licensor’s proprietary notices are prominently displayed in connection with the distribution of the Software or any Derivatives thereof. No sublicense granted under this Agreement shall be broader in any respect than the sublicensable rights of Licensee specified in Section 2.1 as restricted by this Section 2.2. In addition, Licensee shall comply with any restrictions on the foregoing license included in this Agreement (including the exhibits hereto).

2.3	Ownership. Licensor retains all right, title and interest in and to the Software. Each party shall be the sole owner of any modifications or Derivatives that it creates based on the Software, including but not limited to any designs, computer code, or materials.

2.4	No Other Rights. Licensee agrees that this Agreement does not grant to it distribution rights to the Software or any Derivatives thereof, in either source or object code form, except as otherwise provided in subsection 2.1 above. Under no circumstances will the license grant set forth in Section 2.1 be construed as granting, by implication, estoppel or otherwise, a license to any Licensor technology other than the Software. Licensee agrees that, as a condition to the licenses granted above, it will not, at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), contest anywhere in the world Licensor’s ownership of the Software, nor will Licensee, at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), challenge the validity of Licensor’s Intellectual Property Rights in the Software. Without limiting any rights or obligations set forth in the Asset Purchase Agreement, nothing herein shall require Licensor to provide support, or any maintenance of the Software of any kind. Without limiting any rights or obligations set forth in the Asset Purchase Agreement, all rights not expressly granted herein as to the Software are expressly reserved by Licensor. In the event that , at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), Licensee has any knowledge of any infringement of, or litigation instituted with respect to, the Software by any person, Licensee shall immediately notify Licensor. Additionally, in such event, Licensee shall immediately furnish to Licensor copies of all correspondence, notices, advertising, complaints, legal documents, and other written materials relating to any such infringement, litigation or challenge which it may have in its possession. In no event shall Licensee’s or any third party’s possession, use, modification, licensing or any other exploitation of the Software or the Derivatives as permitted by this Agreement be construed as an infringement of Licensor’s or Licensor’s Affiliates’ Intellectual Property Rights in the Software.

2.5	Indemnification of Licensor. Licensee agrees to indemnify, defend and hold Licensor harmless from any claims arising out of Licensee’s use or modification of the Software or its use or distribution of the Derivatives.

2.6	Delivery of Source Code. By the end of the business day next following the date hereof, Licensor shall deliver to the Licensee those components of the Software currently prepared for delivery (including the Software described as Analyst Suite 2.9, including service packs through current service pack (SP2)) in such manner as reasonably requested by the Licensee, Licensor shall work diligently to deliver the remaining Software (including the source code with commentary, related modules, object code and related modules and documentation)components in such manner as reasonably requested by the Licensee and will in any event deliver all such components to Licensee within fourteen (14) business days of the date hereof.

3. Confidentiality

3.1	Definition. “Confidential Information” of a party means any and all technical or non-technical information related to the past, current or proposed operations, products, technology, services and business of such party (the “Discloser”) (i) disclosed or otherwise made available in any manner by such party to the other party (the “Recipient”) which is disclosed or made available in connection with or is related to this Agreement, or (ii) to which the Recipient may gain access in the performance of this Agreement, whether disclosed orally, visually or through any tangible medium. Information and material need not be labeled or marked “confidential” or bear similar language or mark to be deemed Confidential Information hereunder, and failure to do so will not give rise to an inference that the information disclosed is not confidential. For the avoidance of doubt, Confidential Information of Licensor includes the Software source code and Intellectual Property Rights therein.

3.2	Exclusions. The term “Confidential Information” does not include, and the obligation of confidentiality hereunder will no longer attach to, information when the Recipient can document that such information: (a) was already in the Recipient’s possession, free of any obligation of confidence, as shown by the Recipient written records in existence at the time of disclosure; (b) is or becomes generally known to the public at the time the Discloser communicates such information to the Recipient, or subsequently, through no breach of this Agreement by the Recipient; (c) is received independently and without restriction by the Recipient from a third party not under an obligation to the Discloser or others to keep such information confidential; (d) is independently developed by the Recipient’s personnel without not having access, directly or indirectly, to Confidential Information of the Discloser; provided, however, that the Recipient will bear the burden of proving that such personnel did not have access to the Confidential Information.

3.3	Restrictions on Use and Disclosure. The Recipient will hold the Discloser’s Confidential Information in strict confidence, and use such care and take all precautions to protect such Confidential Information as the Recipient employs with respect to its most confidential materials, but in no case less than reasonable precautions. The Recipient must maintain the Discloser’s Confidential Information in a physically secure manner at all times and will take all necessary steps to prevent the unauthorized use of dissemination or such Confidential Information. Except as expressly permitted under this Agreement (including in connection with the license, sublicense, assignment, maintenance and support of the Software, Derivatives and Private Label Products permitted hereunder), the Recipient may not use or reproduce the Discloser’s Confidential Information for any purpose. Except as expressly permitted under this Agreement (including in connection with the license, sublicense, assignment, maintenance and support of the Software, Derivatives and Private Label Products permitted hereunder),the Recipient may not disclose any of the Discloser’s Confidential Information or any information derived therefrom to third parties or to employees of the Recipient, other than (a) to its auditors, accountants or counsel; or (b) to those employees and authorized representatives who are required to have access to such information in order to fulfill the Recipient’s obligations under this Agreement, provided, that each such party has agreed in writing to maintain such information in confidence in accordance with terms substantially similar to, and no less restrictive than, those imposed on the Recipient under this Section 3. The Recipient will notify the Discloser in writing immediately if it becomes aware of or suspects that the security of the Confidential Information has or may be compromised in any way. The Recipient agrees that it will comply with the foregoing obligations at all times and notwithstanding the termination or expiration of this Agreement. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to the extent required by a valid order by a court of competent jurisdiction or other governmental authority; provided, however, that the Recipient uses all reasonable efforts to notify the Discloser of such order in advance so that the Discloser has a reasonable opportunity (at its own expense) to object to the disclosure, or to seek confidential treatment or other protective measures to preserve, to the extent possible, the confidentiality of the Confidential Information, and will cooperate with Discloser in connection therewith.

3.4	Additional Procedures for Handing Source Code. Licensee may permit access to the source code in all forms only to employees or authorized representatives who are subject to obligations and written requirements obligating them to maintain the source code in confidence in accordance with terms substantially similar to, and no less restrictive than, those imposed under this Section 3 (“Authorized Users”). Licensee will provide passwords to the source code only to Authorized Users. Printouts and backup copies of the source code must be securely stored in a restricted area. Any source code sublicense permitted under this Agreement shall be subject to the same conditions.

4. Disclaimer Of Warranties

WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ASSET PURCHASE AGREEMENT, LICENSOR MAKES NO WARRANTIES REGARDING THE SOFTWARE AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF TITLE, NON-INFRINGMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON LICENSOR’S PART. LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE WILL MEET THE LICENSEE’S REQUIREMENTS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTWARE CAN BE CORRECTED. FURTHERMORE, LICENSOR DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

5. Limitation Of Liability

NEITHER LICENSOR NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF ANY SOFTWARE SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OR DISTRIBUTION OR INABILITY TO USE OR DISTRIBUTE ANY PRODUCT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL LICENSOR OR ANY OF ITS AFFILIATES OR SUPPLIERS BE LIABLE FOR ANY CLAIM IN TORT, CONTRACT, EQUITY OR OTHERWISE EXCEEDING, DIRECT DAMAGES UP TO THE AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

6. Term and Termination

6.1	Term. This Agreement shall be effective from the Effective Date until termination pursuant to Section 6.2.

6.2	Termination. This Agreement may be terminated by Licensor for cause effective upon notice of termination in the event of (i) a material breach of this Agreement by Licensee; or (ii) Licensee’s making an assignment for the benefit of its creditors, the filing under any voluntary bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with Licensee, or the appointment of a trustee or receiver for Licensee or its property. If this Agreement is terminated with cause, Licensee shall immediately return all copies of the Software and related materials in Licensee’s possession or under its control.

6.3	Cessation of Use. Upon termination of this Agreement, Licensee shall cease using the Software and documentation and promptly return all copies of the Software, Documentation and all other Confidential Information in its possession or control. Licensee shall delete all copies of such materials residing in on or off-line computer memory, and destroy all copies of such materials to the extent such materials incorporate Licensee’s Confidential Information. Licensor shall be entitled to enter Licensee’s location(s) to repossess and remove the Software, documentation, and any other Confidential Information. Licensee shall, within five (5) days from the effective date of the termination, certify in writing by an officer or director of the party that all copies of the Software and documentation have been returned, deleted and destroyed.

6.4	Survival. The provisions of Sections 2.2, 2.3, 2.4, 2.5, 3, 4, 5, 6, 7.2, 7.3, and 8 shall survive termination of this Agreement, except as expressly provided in such Sections.

7 Trade Designations.

7.1	License Grant. During the term and subject to Licensee’s compliance with the terms and conditions of this Agreement (and, to the extent Licensor has any right or title in or to the Licensor Trade Designations (as defined herein)), Licensor hereby grants Licensee a non-exclusive, worldwide, sub-licensable (subject to the same restrictions applicable to sub-licensing of Software as set forth in Section 2.2 hereof), non-transferable (except as provided in Section 8.4), non-assignable (except as provided in Section 8.4) limited license to reproduce and use the trademarks, trade names, logos and designations approved by Licensor in writing from time to time (“Licensor’s Trade Designations”) in connection with Licensee’s marketing and distribution of the Software. Licensee’s use of such Licensor’s Trade Designations will be in accordance with Licensor’s reasonable trademark usage policies, as modified by Licensor’s from time to time. Upon prior notice to Licensee, Licensor’s may inspect Licensee’s use of the Licensor’s Trade Designations, subject to reasonable confidentiality agreements providing that Licensor will not disclose or use any such information for any purposes other than for quality assurance with respect to Licensor’s Trade Designations. The use of Licensor’s Trade Designations “Analyst Financials,” “Analyst Suite” “Analyst Reporting,” “Analyst Budgeting,” “Analyst Consolidations,” all derivatives thereof and all stylized versions incorporating such terms, to the extent if and as currently utilized in the Analyst Acquired Business (as defined in the Asset Purchase Agreement), including but not limited to, those stylized versions of “Analyst Financials” incorporated on the product documentation, splash screen and website, is hereby approved.

7.3	Private Branding. Licensee may add its trademarks, trade names, logos and other designations to marketing materials and documentation; provided, that Licensor’s Trade Designations are not removed, altered or obscured.

7.4	No Licensee Rights. All goodwill arising from Licensee’s use of the Licensor’s Trade Designations shall accrue to Licensor. At no time during or after the term of this Agreement shall Licensee challenge or assist others to challenge Licensor’s trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Licensor’s. Upon expiration or termination of this Agreement, Licensee shall immediately cease to use all Licensor’s Trade Designations.

8. General

8.1	Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To Licensee:		To Licensor:

Global Software, Inc.

3200 Atlantic Avenue

Raleigh, N.C. 27604

Attention:	Ron Kupferman

Phone:	(919) 872-7800

Fax:	(919) 876-8205

8.2	Governing Law/Jurisdiction/Attorneys’ Fees. This Agreement shall be construed and controlled by the laws of the State of Washington, and Licensee consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal jurisdiction exists, in which case Licensee consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Licensee waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

8.3	No Partnership. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture, agency relationship or as granting a franchise.

8.4	Prohibition on Assignment by Licensee. Licensee may not assign this Agreement, nor assign any rights or delegate any obligations under this Agreement, without the prior written consent of Licensor, except that Licensee may assign this Agreement without Licensor’s prior written consent: (a) to its Affiliate; and (b) in connection with (i) a merger, consolidation, or similar transaction involving (directly or indirectly) Licensor, or (ii) a sale, lease, license, or other disposition of all or substantially all of the assets of Licensor or all or substantially all of the assets of a division or other business unit of Licensor to which this Agreement relates. Any attempted or purported assignment or delegation by Licensee in violation of this Section 8.4 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8.5	Validity. If any part of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

8.6	Binding. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

8.7	No Waiver. Failure by either party to exercise any right or remedy under this Agreement does not signify acceptance of the event giving rise to such right or remedy.

8.8	Entire Agreement. This Agreement and its Exhibit(s) together with the Asset purchase agreement comprise the entire agreement between the parties regarding the subject matter hereof and supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties relating to the Agreement.

8.9	Equitable Relief. The parties acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party hereto by reason of the other party’s breach of Sections 2 and 3, and that such a breach will cause irreparable harm to the non-breaching party. In addition to any other right or remedy available at law or in equity, and notwithstanding the provisions of Section 8.2, the non-breaching party may apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any breach of Sections 2 and 3 without posting a bond or other security.

8.10	Attorney’s Fees. In any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Action”), the Prevailing Party (defined below) in the Action will be entitled to recovery from the other party its reasonable attorneys’ fees and expenses, including without limitation expert witness fees, court costs and other out-of-pocket costs, incurred in connection with the Action, in addition to any other relief that may be awarded. As used herein, “Prevailing Party” means that party in whose favor any monetary or equitable award is made, regardless of settlement offers.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Timeline, Inc.	Global Software, Inc.
By: /s/ Charles R. Osenbaugh	By: /s/ Ron Kupferman
Name (print): Charles R. Osenbaugh	Name (print): Ron Kupferman
Title: Chief Executive Officer	Title: Chief Executive Officer

Date: July 20, 2005	Date: July 20, 2005

EXHIBIT A

Software

Source and, where applicable, object code for:

•	Analyst Suite 2.9, including service packs through current service pack (SP2).

•	Analyst Suite 2.8, including service packs through current service pack (SP6).

•	Analyst Security module.

•	Last known version of Analyst Allocations module.

•	Last known version of Analyst Web reporting.

•	Beta source code for Analyst Suite 3.0.

•	All custom filters fore the foregoing (other than filters solely for customers listed on Schedule 1.2 (a)(iii) to the Asset Purchase Agreement), including but not limited to:

oInfinium oCedar oSage oMondas

•	Analyst Alerts (Analyst specific subset of Workwise)[i]

•	All PDF source for manuals, training guides, on line help, all available program documentation. PDF/source for all marketing materials.

•	List of current outstanding bugs and reported issues for the foregoing, including that in the “BITS” system.

•	Any support and debugging tools for the foregoing that have been developed to support the helpdesk and program debugging function, e.g., the TLCSI program.

•	Any demonstration, help and instructional materials and files for the foregoing.

i Notwithstanding anything to the contrary contained in this Agreement, the Analyst Alerts component of the Software (or any derivative thereof) may not be used, modified, licensed or sublicensed except in connection with the Analyst Suite software product.